Exhibit 10.3

Execution Version

AMENDMENT TO EQUITY PURCHASE AGREEMENT

This AMENDMENT (this “Amendment”) to that certain Asset Purchase Agreement, made and entered into as of June 6, 2023 (the “Purchase Agreement”), is dated June 30, 2023, by and among TreeHouse Foods, Inc., a Delaware corporation, (“Buyer”), and Farmer Bros. Co., a Delaware corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

RECITALS:

WHEREAS, Section 10.2 of the Purchase Agreement provides that any amendment to the Purchase Agreement requires a written instrument executed by the Parties; and

WHEREAS, the Parties desire to amend the Purchase Agreement and document certain other agreements as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the Parties hereby agree as follows:

1.            Amendment to the Purchase Agreement.

(a)	The definition of “Calculation Time” is hereby amended in its entirety and restated as follows:

“Calculation Time” means 11:59 p.m. Central Time on the Closing Date.

(b)	The definition of “Indebtedness” is hereby amended in its entirety and restated as follows (with the deleted language struck through in red text and additional language underlined in blue text below):

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Business, or Seller or its Subsidiaries in connection with the Business, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements, ~~other than~~ including the Specified Derivative Agreements; (ii) all obligations of the Business, Seller or its Subsidiaries evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn and not reimbursed; (iii) all obligations under capitalized leases with respect to which the Business, Seller or its Subsidiaries is liable; (iv) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller or its Subsidiaries; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which the Business, Seller or its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.”

(c)	Section 2.1(j) of the Purchase Agreement shall be amended and restated in its entirety as follows (with the deleted language struck through in red text and additional language underlined in blue text below):

(j)            ~~the Specified Derivative Agreements~~[reserved];

(d)	Section 2.2 shall be amended by including the following as Section 2.2(s):

(s)            the Specified Derivative Agreements;

(e)	Section 2.7(a) of the Purchase Agreement shall be amended and restated in its entirety as follows (with the deleted language struck through in red text and additional language underlined in blue text below):

“(a)      The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely via electronic exchange of required Closing documentation ~~at 10:00 a.m. Central Time~~ on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Seller and Buyer mutually may agree in writing; provided, that under no circumstances, without the express unanimous written consent of Buyer and Seller (which consent may be given or withheld in each of Buyer’s and Seller’s sole and absolute discretion), shall the Closing occur prior to June 30, 2023. The day on which the Closing takes place is referred to as the “Closing Date,” and for all purposes hereunder, the Closing will be deemed to occur at 11:59 p.m. Central Time on the Closing Date.”

(f)	Article V of the Agreement shall be amended to add the following as Section 5.25.

“Section 5.25 Specified Derivative Agreement Substitution. Promptly following the Closing, Seller shall provide the Buyer with a list of each Specified Derivative Agreement that both (a) remains unsettled as of June 29, 2023 and (b) hedges the purchase of green coffee beans to be supplied to the customer listed on Item 7 of Schedule 1.1(a) of the Disclosure Schedules (the “Specified Customer”) with respect to future deliveries of green coffee to the Specified Customer (such future deliveries, the “Specified Deliveries” and such hedges, the “Specified Hedges”). Such list shall identify the quantity of green coffee to be delivered in connection with each Specified Delivery and the date that such Specified Delivery is to be made to the Specified Customer. As promptly as practicable on or following June 29, 2023, Seller shall settle the Specified Hedges and shall provide reasonable documentation to Buyer of the aggregate costs incurred by the Seller to settle the Specified Hedges (such aggregate cost, the “Specified Hedge Unwind Cost”). As promptly as practicable following the Closing, Buyer shall put in place new coffee bean hedging agreements for the purchase of green coffee beans as necessary for Buyer to satisfy its obligations to the Specified Customer with respect to the Specified Deliveries (collectively, the “New Buyer Hedges”). Subject to the limitations in the following sentence, within 30 days of receipt of payment from the Specified Customer with respect to a Specified Delivery, Buyer will remit to Seller, as an adjustment to the Purchase Price, an amount of cash equal to the difference between (i) the amount paid by the Specified Customer to Buyer for green coffee beans with respect to the applicable Specified Delivery minus (ii) the amount paid by Buyer with respect to the applicable green coffee beans under the applicable New Hedge. Notwithstanding the foregoing, under no circumstances shall Buyer’s aggregate obligations to Seller under this Section 5.25 exceed the lesser of (x) $600,000 and (y) the Specified Hedge Unwind Cost.

2.            Amendment to the Disclosure Schedules.

(a)	Schedule 1.1(b) of the Disclosure Schedules is hereby amended by deleting Schedule 1.1(b) in its entirety and replacing it with Schedule 1.1(b) as set forth on Exhibit A attached hereto and made a part hereof.

(b)	Schedule 3.10(a) of the Disclosure Schedules is hereby amended by deleting Schedule 3.10(a) in its entirety and replacing it with Schedule 3.10(a) as set forth on Exhibit B attached hereto and made a part hereof.

3.            General Provisions

(a)	No Other Provisions Amended. Except as expressly set forth in this Amendment, all other terms and provisions of the Purchase Agreement will remain in full force and effect.

(b)	Entire Agreement; Severability. Sections 10.6 and 10.13 of the Purchase Agreement shall apply to this Amendment, mutatis mutandis, as if they had been fully set forth herein.

(c)	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Sections 10.8, 10.9 and 10.14 of the Purchase Agreement shall apply to this Amendment, mutatis mutandis, as if they had been fully set forth herein.

(d)	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(e)	pdf Signature. This Amendment may be executed by .pdf signature, and a .pdf signature shall constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment as of the date set forth above by their respective officers thereunto duly authorized.

TREEHOUSE FOODS, INC.

By:	/s/ Amit Philip
Name: Amit Philip
Title: Senior Vice President & Chief Strategy Officer

Signature Page to Amendment to Asset Purchase Agreement

FARMER BROS. CO.

By:	/s/ D. Deverl Maserang II
Name: D. Deverl Maserang II
Title: President and Chief Executive Officer

Signature Page to Amendment to Asset Purchase Agreement

EXHIBIT A

Schedule 1.1(b)

EXHIBIT B

Schedule 3.10(a)